Exhibit 5

June 24, 2003

Napoli Enterprises, Inc.
566-1027 Davie Street
Vancouver, British Columbia V6C 4L2

Attention: Greg Sonic

Dear Mr. Sonic:

We have been retained by Napoli Enterprises, Inc., a Colorado corporation (the "Company"), as special counsel to examine a Registration Statement on Form S-8 which the Company shall file with the Securities and Exchange Commission (the "Commission"), in connection with the registration pursuant to the Securities Act of 1933, as amended (the "Act"), of 1,500,000 shares of common stock, $.001 par value, to be issued by the Company (the "Shares") (the "Registration Statement"). The Shares will be issued to Dwight Lewis, as a consultant to the Company, pursuant to the terms and on the conditions of a Consulting Agreement, a copy of which is attached as an exhibit to the Registration Statement (the "Agreement").

In furnishing the opinion specified in this letter, we examined such documents and reviewed such questions of law as we considered necessary or appropriate. Based upon the foregoing, and relying solely thereon, and assuming that the Shares will be issued on the terms and subject to the conditions of the Registration Statement and Agreement, it is our opinion that the Shares, when issued, subject to the effectiveness of the Registration Statement and compliance with applicable securities and other laws of any state or other jurisdiction in which the Shares will be offered and sold, will be duly authorized, validly issued and non-assessable. We express no opinion as to compliance with the securities laws or other laws in any particular jurisdiction in which the Shares are proposed to be sold and as to the effect, if any, which non-compliance with such laws might have regarding the transaction contemplated by this letter.

We consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required pursuant to Section 7 of the Act or the rules and regulations of the Commission pursuant thereto.

The opinion (i) is addressed solely to you, (ii) may not be relied upon by any other party, (iii) relates only to matters of United States federal securities law and nothing in this opinion shall be deemed to imply any opinion related to the laws of any other jurisdiction, and (iv) may not be relied upon for any other purpose whatsoever. Nothing in this letter shall be deemed to relate to or constitute an opinion concerning any matters not specifically set forth in this letter.

The Company is hereby advised, urged, and encouraged to retain qualified and competent securities counsel in each particular jurisdiction in which the Shares may be offered and sold regarding compliance with the securities laws of such jurisdiction.

This opinion is as of the date of this letter.

Sincerely,

STEPP LAW GROUP


/s/ Thomas E. Stepp, Jr.

By: Thomas E. Stepp, Jr.
TES: mej